Exhibit 10.138

May 3, 2006

Shimshon Gottesfeld

3404 Rosendale Road

Niskayuna, New York 12309

Re: Employment Agreement dated May 2, 2006

Dear Shimshon:

This letter sets forth our agreement to replace your employment agreement dated March 4, 2004, and is being made to address changes to your employment as Chief Technology Officer (CTO) of MTI MicroFuel Cells Inc. ("MFC") or ("the Company"), as your role changes from that of CTO to that of Senior Technical Advisor or ("Advisor") upon the date of this agreement.

Positions and Responsibilities. In preparation of your contemplated retirement from MTI, you will serve in a reduced role as Senior Technical Advisor to the Company on the terms described below for a period of 18 months after which you have agreed to retire and your employment with the Company will terminate.

It is understood the majority of work will involve advising the Company in the area of DMFC core technology and related intellectual property and will be performed at your home office, with commitments for reporting to the corporate office not to exceed four days per month.

Salary and Compensation. Your base salary as Senior Technical Advisor will be $10,416.67 per month which annualizes to $125,000 per year, paid in accordance with the Company's regular payroll procedures.

Other than the payments set forth in this Agreement, no severance payments shall be made at the conclusion of the 18 month Advisor period.

All payments under this Agreement shall be subject to withholdings and deductions made by the Company as required by applicable federal, state, and local law.

Stock Options. All MTI stock options will continue to vest, in accordance with their vesting schedules, during your employment as Senior Technical Advisor and any remaining unvested stock options shall automatically vest upon the termination of your employment at the end of your 18 month role as Advisor.

In the event your employment is terminated for cause, you will be ineligible for the automatic vesting of unvested options as set forth above. If your employment is terminated for cause, your options will be vested in accordance with the Company's Employee Stock Option Plan.

In the event your employment is involuntarily terminated without cause, you shall be fully eligible for the automatic vesting of unvested stock options as set forth above at the date of termination regardless of the intended duration of the Agreement.

For purposes of this Agreement, "cause" shall mean (i) gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties by you; (ii) indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude, or a violation of the federal securities laws (whether or not related to your conduct at work); or (iii) your death or permanent disability (consistent with the requirements of state and federal law).

Success Fee. In addition to the compensation outlined above, MTI will pay you a Bonus if a transaction involving a Qualified Deal between MTI Micro or MTI, and any company set forth on Schedule "A" attached is entered into by the Company.

The Bonus shall equal $20,000 if a Qualified Deal is closed on or before six (6) months of the commencement date of this Agreement. The Success Fee amount will be paid in MTI Common Stock within 14 days of the Qualified Deal. There will be no bonus paid if the Qualified deal is closed after six (6) months of the commencement date of this Agreement.

A "Qualified Deal" shall mean a transaction with a Company set forth in Schedule "A" which furthers the Company's product development.

Other Benefits. As Senior Technical Advisor you will be eligible to participate in the 401(k) retirement program and receive the employer matching contribution and all insurance benefits available to employees and qualified dependents of the Company, subject to the terms and conditions of the applicable plans, but you will not be entitled to vacation.

Vacation benefits that were accrued while employed as CTO will be paid in your final paycheck as CTO or as soon as practicable thereafter

In addition, the Company will pay for or reimburse you for reasonable out of pocket expenses up to a maximum of $10,000 annually, prorated monthly, to attend industry related conferences and seminars. You agree to provide written updates and summaries of materials presented or information acquired at these programs to the CFO of MTI or her designate, prior to your request for expense reimbursement. In order to be eligible to receive such payments and/or reimbursements, you must incur the expenses and submit a written request for payment and/or reimbursement, along with receipts, invoices and other supporting documentation as requested by the Company.

The reasonable out of pocket expenses identified above exclude expenses for attending prescheduled and approved conferences through May 19, 2006. Expenses incurred before May 20, 2006 are not subject to the $10,000 annual maximum reimbursement.

The Company will also provide a monthly reimbursement of up to $125.00 for home office related expenses, payable in accordance with the Company's customary reimbursement procedures, until the conclusion of this Agreement.

Termination of Employment. Each of you and the Company shall have the right to terminate your employment for any reason and for no stated reason. In the event of your termination, the Company shall pay you (or in the event of your death, your beneficiary), in addition to any other amounts payable to you hereunder: (i) the full amount of the accrued but unpaid salary and bonus you have earned through the date of termination; and (ii) any unpaid reimbursement for business expenses that you are entitled to receive. The amounts contemplated above shall be paid to you as follows: a cash lump sum payment not later than thirty (30) days following your termination, in the case of accrued but unpaid salary, and not later than thirty (30) days following receipt by the Company from you of appropriate documentation supporting any reimbursable expenses, in the case of reimbursable expenses.

In addition to the amounts contemplated in the preceding paragraph, in the event the Company terminates your employment with or without cause, the Company shall continue to pay your Advisor payments for the balance of your 18 month advisor period.

Dispute Resolution. This Agreement shall be governed by the Laws of New York State. Except for violations of the Non-Competition and Proprietary Information Agreements, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law, and any other statute prohibiting employment discrimination or dealing with employment rights, and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The Arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen by the Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator's jurisdiction shall be limited to interpretation or application of this Agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement. Each party shall bear her or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally. The arbitrator is hereby authorized to award attorneys' fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys' fees pursuant to the above enumerated statutes and/or any enforcement provisions contained in those statutes.

Complete Agreement. This Agreement and the Proprietary Information Agreement ("PIA") (attached hereto as Exhibit A) and Non-Competition Agreement (attached hereto as Exhibit B) previously signed by you on May 25, 2001 which shall remain in full force and effect, constitute the complete agreement between you and the Company and supersede any and all prior discussions and agreements not referred to above between yourself and MFC or MTI. It is further agreed that Section 1, Non-Competition, of the Non-Competition Agreement shall be amended and will cease upon the termination of your employment as Advisor if your employment terminates at the end of the 18 months stated in this Agreement, or if your employment as Advisor is terminated earlier than the 18 months stated in this Agreement it will run until 18 months after the commencement of your employment as Advisor.

This Agreement cannot be amended except in a writing signed by both parties and is binding on our respective successors.

If the foregoing is acceptable, please counter-sign this letter in the space provided below. As always, if you have any questions, please feel free to contact me.

Sincerely,

/S/ William P. Acker

William P. Acker

Chief Executive Officer

Accepted: /S/ Shimshon Gottesfeld

Shimshon Gottesfeld

Date: May 3, 2006